AVEANNA HEALTHCARE HOLDINGS INC.

400 Interstate North Parkway S.E.

Atlanta, Georgia 30339

April 28, 2021

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street N.E.

Washington, D.C. 20549

Attention: Nudrat Salik

RE:	Aveanna Healthcare Holdings Inc.
Registration Statement on Form S-1
(File No. 333-254981) (the “Registration Statement”)

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Aveanna Healthcare Holdings Inc. (the “Company”) hereby requests acceleration of effectiveness of the Registration Statement such that the Registration Statement will become effective as of 4:00 p.m., Washington, D.C. time, on Wednesday, April 28, 2021, or as soon thereafter as practicable. In this regard, the Company is aware of its obligations under the Securities Act.

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Very truly yours,

AVEANNA HEALTHCARE HOLDINGS INC.

By:	/s/ Tony Strange
Name: Tony Strange
Title: Chief Executive Officer

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